EXHIBIT 17

January 24, 2007

To: Brian Bonar, John Capezutto, Niven Bonar

From: Jay Partin

Please accept my resignation as a member of the Warning Management Services Board of Directors effective immediately.

/s/Jay Partin

Jay Partin